Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Alterra Capital Holdings Limited (formerly known as Max Capital Group Ltd.) (i) on Form S-3 (File No. 333-145585), and (ii) on Form S-8 (File Nos. 333-69092, 333-131951, 333-150660 and 333-151211), of our report dated February 22, 2010, relating to the audited consolidated balance sheets of Harbor Point Limited and its subsidiaries as of December 31, 2009, and December 31, 2008, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2009, and the notes related thereto and all related financial statement schedules, which appear in the Current Report on Form 8-K of Alterra Capital Holdings Limited dated May 13, 2010.

/s/ DELOITTE & TOUCHE

Hamilton, Bermuda

May 14, 2010